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                                                               EXHIBIT (a)(1)(D)


                           DELTA GALIL INDUSTRIES LTD.

                OFFER TO PURCHASE FOR CASH UP TO AN AGGREGATE OF
             565,000 ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES
                     AT A PURCHASE PRICE OF $11.00 PER SHARE

           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
          5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 23, 2002,
                          UNLESS THE OFFER IS EXTENDED.

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                                                               November 25, 2002
TO BROKERS, DEALERS, COMMERCIAL
BANKS, TRUST COMPANIES AND
OTHER NOMINEES:

We are enclosing the material listed below relating to the offer of Delta Galil Industries Ltd., a company organized under the laws of the State of Israel (the "COMPANY"), to purchase up to 565,000 Ordinary Shares, par value NIS 1.00 per share (the "ORDINARY SHARES") and American Depositary Shares ("ADSs") each representing one Ordinary Share (the Ordinary Shares and the ADSs collectively referred to as the "SHARES") at a price of $11.00 per Share (the "PURCHASE PRICE"), net to the seller in cash upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 25, 2002 (the "OFFER TO PURCHASE"), and in the related ADS Letter of Transmittal and Ordinary Share Form of Acceptance (which together constitute the "OFFER").

The Company will, upon the terms and subject to the conditions of the Offer, purchase 565,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment, and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. (SEE SECTION 6 OF THE OFFER TO PURCHASE.)

THIS OFFER IS BEING CONDUCTED SIMULTANEOUSLY IN THE UNITED STATES AND IN ISRAEL. PLEASE USE THE ENCLOSED ADS LETTER OF TRANSMITTAL TO TENDER ADSS TO THE U.S. RECEIVING AGENT. PLEASE USE THE ENCLOSED ORDINARY SHARE FORM OF ACCEPTANCE TO TENDER ORDINARY SHARES TO THE ISRAELI RECEIVING AGENT.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

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For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The ADS Letter of Transmittal for your use to tender ADSs and for the information of your clients;

3. The Ordinary Share Form of Acceptance and related Share Transfer Deed (for use in tendering Ordinary Shares).

4. The Notice of Guaranteed Delivery to be used to accept the Offer if the ADSs and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase);

5. A letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer; and

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to United States federal income tax backup withholding.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 23 2002, UNLESS THE OFFER IS EXTENDED.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding materials relating to the Offer to your customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in the Offer to Purchase, if more than 565,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) the Company will accept all Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis. There will be no special treatment of odd lots.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER SHARES OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

Any questions or requests for assistance may be directed to the Company at its address and

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telephone number set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be requested from the Company.

                                                 Very truly yours,



                                                 DELTA GALIL INDUSTRIES, LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE U.S. RECEIVING AGENT (AS THAT TERM IS DEFINED IN THE LETTER OF TRANSMITTAL), OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.